UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2005

GAS TRANSMISSION NORTHWEST CORPORATION

(Exact name of registrant as specified in its charter)

California	0-25842	94-1512922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 S.W. Fifth Avenue, Suite 900 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 833-4000

[NOT APPLICABLE]

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 14, 2005, the Company executed a Credit Facility Agreement with TransCanada Pipeline USA Ltd. (the “Lender”) that provides the Company the ability to borrow amounts not to exceed $40.0 million for capital expenditures, working capital and for general corporate purposes. The interest rate is based on the U.S. Prime Rate and is calculated on the basis of the actual number of days elapsed in a year divided by 365 or 366 days and on the actual number of days in the year for which the interest is to be determined and is payable (a) monthly in arrears, on the last business day of the month and (b) in the event of any repayment of principal, concurrently with such repayment. The term of the Facility is unlimited except that it may be terminated by the Company upon 30 days written notice to the Lender. The Company shall be required to repay the Lender the principal of all loans outstanding under the Facility and the accrued and unpaid interest within 30 days following demand for payment by the Lender.

The Company had $125.0 million of borrowing capacity available under a three-year corporate credit facility pursuant to a credit agreement dated as of May 2, 2002 (Credit Agreement). The interest rate on the facility was based on the London Interbank Offer Rate plus a credit spread. The credit spread corresponded to a rating issued from time to time by S&P or Moody’s on the Company’s senior unsecured long-term debt. At December 31, 2004, there were no outstanding borrowings under the Credit Agreement. In conjunction with implementation of the $40.0 million Credit Facility described above, this $125.0 million Credit Agreement was terminated, effective on February 21st, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAS TRANSMISSION NORTHWEST CORPORATION

Date: February 18, 2005	By:	/s/ Lee G. Hobbs
	Name:	Lee G. Hobbs
	Title:	Vice-President and Controller